Exhibit 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES SECOND QUARTER NET ASSET VALUE

HOUSTON, TX – August 12, 2016 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) reports net assets as of June 30, 2016, of $39.6 million, an increase of approximately $2.0 million since March 31, 2016. Net assets per share increased to $3.13 as of June 30, 2016 from $2.96 as of March 31, 2016. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015
Net assets	$39,617	$37,550	$37,308	$37,652	$37,985
Shares outstanding	12,674	12,674	12,674	12,674	12,674
Net assets per share	$3.13	$2.96	$2.94	$2.97	$3.00

The following were the portfolio companies that had significant changes to their fair values during the second quarter of 2016:

•	Increase in Value of PalletOne. Equus holds an 18.7% fully-diluted share interest in PalletOne, Inc. (“PalletOne”), one of the largest wooden pallet manufacturers in the United States. During the second quarter of 2016, PalletOne reported significant increases in its trailing twelve months’ revenue and EBITDA as compared to prior periods. This led to an increase in the fair value of the Fund’s share interest in PalletOne from $11.6 million to $14.3 million during the second quarter of 2016. The Fund received advice and assistance from a third-party valuation firm to support its determination of the fair value of this investment.

•	Increase in the Value of MVC Capital Shares. The price of MVC Capital, Inc.’s (“MVC”) common stock increased from $7.33 on March 31, 2016 to $8.04 on June 30, 2016. In addition to the 445,745 MVC shares held by Equus at March 31, 2016, the Fund received an additional 7,973 MVC shares as a dividend during the second quarter of 2016. The receipt of share dividends and increase in the MVC share price led to a corresponding increase in the fair value of this holding from $3.3 million to $3.6 million during the second quarter of 2016.

•	Decrease in Value of Equus Energy. The Fund established Equus Energy, LLC (“Equus Energy”) as a wholly-owned subsidiary to be used as a platform for energy-related investments, with particular emphasis on oil and gas enterprises. Equus Energy owns various working interests, which are presently derived from 112 producing and non-producing oil and gas wells, including associated development rights of approximately 21,220 acres, situated on 13 separate properties in Texas and Oklahoma. The working interests range from a de minimus amount to 50% of the leasehold that includes these wells. Also included in the interests acquired by Equus Energy are working interests of 7.5% and 2.5% in the Burnell and North Pettus Units, respectively, which collectively comprise approximately 13,000 acres located in the area known as the “Eagle Ford Shale” play. The fair value of the Fund’s holding in Equus Energy decreased from $4.5 million to $4.0 million during the second quarter of 2016, principally due to the shut-in of 18 unproductive wells and lower forward prices for crude and natural gas used to estimate the value of Equus Energy’s proven reserves. The Fund received advice and assistance from a third-party valuation firm to support its determination of the fair value of this investment.

About Equus

The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Fund, including our ability to achieve our expected financial and business objectives, and the other risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.